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                                 EXHIBIT 21.1
                                 ------------

                             LIST OF SUBSIDIARIES
                             --------------------

Name                                             Location
----                                             --------

Zhone Technologies International, Inc.      Delaware
Zhone International Ltd.                    Cayman Islands
Zhone Technologies Ltd.                     United Kingdom
Zhone Technologies Finance, Inc.            Delaware
CAG Technologies, Inc.                      California
Optaphone Systems, Inc.                     California
Premysis Communications, Inc.               Delaware
Zhone Technologies, Inc.                    Canada
Premysis Communications Pte. Ltd.           Singapore, Registered Branch HK, PRC
Premysis Communications Ltd.                United Kingdom